Exhibit 5.1

AMERCO

5555 Kietzke Lane, Suite 100

Reno, Nevada  89511

October 24, 2017

Ladies and Gentlemen:

I am Secretary of AMERCO, a Nevada corporation (the “Company”), and have served as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Company’s $4,970,000 the Fixed Rate Secured Notes Series UIC-2G, 3G, 4G, 5G, 6G, 7G, 8G, 9G, 10G, 11G, 12G, 13G, 14G and 15G (the “Notes”).  As the Company’s counsel, I have examined such corporate records, certificates and other documents, and such questions of law, as I’ve deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, it is my opinion that the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and to general principles of equity.

The foregoing opinion is limited to the laws of the States of Nevada and New York, and I express no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be reliable, and I have assumed that the Base Indenture dated February 14, 2011 (the “Base Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”) and the Thirty-First Supplemental Indenture dated October 24, 2017 by and between the Company and the Trustee (which amended and supplemented the Base Indenture) under which the Notes were issued and the relate Pledge and Security Agreement, have been duly authorized, executed and delivered by the Trustee thereunder.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission on January 13, 2017 (File No. 333-215546) (the “Registration Statement”) and to all references to me, if any, included in or made a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jennifer M. Settles

Jennifer M. Settles, Secretary